Exhibit 99.1

FOXO TECHNOLOGIES INC.’S SUBSIDIARY VECTOR BIOSOURCE, INC. ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE FOUR BLOOD COLLECTION CENTERS FROM GRIFOLS BIO SUPPLIES, INC.

WEST PALM BEACH, FL, July 29, 2026 (GLOBE NEWSWIRE) — FOXO Technologies Inc.’s (OTC: FOXOD/FOXO) ( “FOXO”) subsidiary, Vector BioSource, Inc. (“Vector”) today announced that it has entered into a definitive agreement to acquire four U.S.-based blood collection centers (the “Agreement”) from Grifols Bio Supplies, Inc., a U.S.-based subsidiary of Grifols S.A. The acquisition is intended to provide a proprietary source of bio-products to sell to Vector’s customers to augment its existing sourcing model. Furthermore, the new FDA licensure that Vector expects to be required is anticipated to further expand Vector’s accessible market.

The Agreement, structured as a purchase of certain assets relating to four collection centers located in the United States, consists of an upfront payment in cash and a potential future earnout payment, payable if the acquired centers reach certain EBITDA targets (as defined in the Agreement) in any of calendar years 2026, 2027 or 2028. Based on historical information and management’s current estimates, the acquisition should add over $10 million in net revenues to FOXO during the twelve months following closing from the sale of whole blood, packed red blood cells, serum and other bio-samples, although actual results may differ materially. Further details on the acquisition can be found in the Company’s Form 8-K regarding the transaction, filed with the SEC on July 27, 2026.

The closing of the transaction is anticipated in the third or fourth quarter of 2026 and is subject to customary closing conditions including, but not limited to, the receipt of required FDA licensure and other regulatory authorizations.

Frank Dias, Jr., Chief Executive Officer of Vector stated, “This agreement marks an important milestone in the evolution of Vector. We are evolving from a biospecimen sourcing company into a more integrated biospecimen solutions company with our own blood collection capabilities that strengthen our supply chain and complement our established sourcing network. Beyond the acquisition itself, the opportunity to obtain the FDA registrations necessary to operate these collection centers and the FDA licensure required to support customers that require licensed collection facilities represents a significant strategic advancement for Vector. These regulatory capabilities are expected to expand the markets we can serve and enhance our ability to deliver comprehensive biospecimen solutions to the biotechnology, diagnostics, pharmaceutical and research communities. This transaction reflects our continued commitment to quality, compliance, operational excellence, and the creation of long-term value for our customers, partners, and shareholders.”

Seamus Lagan, Chief Executive Officer of Vector’s parent, FOXO, noted, “We are excited to support Vector’s rapid expansion and repositioning in the marketplace. In connection with the initial acquisition of Vector in September 2025, we felt strongly that Vector was an attractive platform in an exciting, high growth, high margin life science services sector.”

About FOXO Technologies Inc. (“FOXO”)

FOXO owns and operates four key subsidiaries.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical Center), a critical access designated (CAH) hospital in East Tennessee.

Myrtle Recovery Centers, Inc., a 30-bed behavioral health facility in East Tennessee. Myrtle provides inpatient services for detox and residential treatment and outpatient services for MAT and OBOT Programs.

Vector BioSource, Inc. is an information, data and biospecimen sourcing provider serving the biotechnology, clinical research and pharmaceutical research industries.

FOXO Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

For more information about FOXO, visit www.foxotechnologies.com.

Forward-Looking Statements

This press release contains forward-looking statements that include words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “projects,” “estimates,” “may,” “will,” “should,” “could,” or similar expressions, are forward-looking statements. These statements are not historical facts, including statements about the FOXO’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to obtain financing to fund the cash purchase price of the acquisition; the risk that the acquisition may not close on the anticipated timeline, or at all, including as a result of the failure to obtain the required new FDA licensure, CLIA certification, waste-management permit or other regulatory authorizations; the risk that the acquired collection centers may not achieve the projected net revenues or the EBITDA levels necessary to trigger the earn-out payment; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive industries in which FOXO operates. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of FOXO, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offer of securities will be made only by means of a registration statement or prospectus filed with, or an applicable exemption from the registration requirements of, the Securities Act of 1933, as amended.

Contact:

Sebastien Sainsbury

ssainsbury@foxotechnologies.com

(561) 485-0151